Exhibit99_1

Vince Holding Corp. Reports Third Quarter 2019 Results

NEW YORK, New York – December 12, 2019 – Vince Holding Corp. (NYSE:VNCE), a leading global contemporary group (“Vince” or the “Company”), today reported unaudited results for the third quarter of fiscal year 2019 ended November 2, 2019.

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis.  Adjusted results presented in this press release are non-GAAP financial measures.  See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

Highlights for the third quarter ended November 2, 2019:

•	Net sales increased 3.4% to $86.4 million.
•	Direct-to-Consumer comparable sales grew 9.5%.
•	Gross margin rate increased 150 basis points to 50.4%.
•

Income from operations was $9.1 million compared to $9.0 million in the same period last year. Excluding costs associated with the acquisition of Rebecca Taylor and Parker, adjusted income from operations was $9.8 million.

•

Net income improved $1.2 million to $8.0 million or $0.67 per diluted share. Excluding costs associated with the acquisition of Rebecca Taylor and Parker, adjusted net income was $8.7 million or $0.73 per diluted share. This compares to $6.8 million or $0.57 per diluted share in the same period last year.

Brendan Hoffman, Chief Executive Officer, commented, “Our strong performance in the third quarter further demonstrates the continued momentum in the Vince brand.  The growth in our direct-to-consumer business was led by our eCommerce channel and we remain pleased with the performance of our retail stores. In our wholesale channel, we continue to see evidence of market share gains and are excited to have expanded floor space in key doors.  As we look ahead, we remain focused on advancing our strategic initiatives, which include growing our direct-to-consumer business through the expansion of our store base globally, driving market share gains within the wholesale channel, testing new product categories, and refining our marketing efforts to drive traffic and conversion.

We are also very excited about the recently announced acquisition of Rebecca Taylor and Parker which enabled us to form a global contemporary fashion group. We believe that the successful strategic initiatives employed by Vince will allow us to significantly grow these two brands on a global scale. We are well positioned to be leaders in the global contemporary space, which will allow us to drive long-term profitable and sustainable growth.”

For the third quarter ended November 2, 2019:

•

Net sales increased 3.4% to $86.4 million compared to $83.5 million in the third quarter of fiscal 2018. Wholesale segment sales decreased 3.6% to $51.1 million as compared to $53.0 million in the same period last year due to lower shipments to the off-price channel, the acceleration of seasonal wholesale deliveries into the second quarter and the seasonal timing of return reserves. Direct-to-consumer segment sales increased 15.6% to $35.3 million compared to the third quarter of fiscal 2018. Comparable sales increased 9.5%, including e-commerce sales, primarily due to an increase in transactions and average dollar sale.

•

Gross profit was $43.5 million, or 50.4% of net sales, compared to gross profit of $40.8 million, or 48.9% of net sales, in the third quarter of fiscal 2018. The 150 basis point increase was driven by channel and product mix, efficiencies in the product development cycle, sourcing initiatives, and year-over-year adjustments to inventory reserves, partially offset by higher sales allowances and an increase in tariff costs.

•

Selling, general, and administrative expenses were $34.5 million, or 39.9% of sales, compared to $31.9 million, or 38.2% of sales, in the third quarter of fiscal 2018. The growth in SG&A dollars was primarily the result of increased compensation and benefits partially related to growth in stores, costs related to the acquisition of Rebecca Taylor and Parker, higher occupancy costs related to new stores, and investments in our eCommerce and Vince Unfold platforms.

•

Operating income was $9.1 million compared to $9.0 million in the same period last year. Operating margin was 10.5% of net sales compared to 10.7% of net sales for the third quarter of fiscal 2018. Excluding costs associated with the acquisition of Rebecca Taylor and Parker, adjusted income from operations was $9.8 million.

•

Net income was $8.0 million or $0.67 per diluted share compared to $6.8 million or $0.57 per diluted share in the same period last year. Excluding costs associated with the acquisition of Rebecca Taylor and Parker, adjusted net income was $8.7 million or $0.73 per diluted share. This compares to $6.8 million or $0.57 per diluted share in the same period last year.

•	The Company ended the quarter with 63 company-operated stores, a net increase of 4 stores since the third quarter of fiscal 2018.

Balance Sheet

The Company ended the third quarter of fiscal 2019 with $47.4 million of borrowings under its debt agreements, reflecting a decline of $15.6 million since the same period last year. The decrease was due to a $13.6 million decrease in net borrowings under the revolving credit facilities and $2.1 million of net repayments to the term loan facilities.

Net inventory at the end of the third quarter of fiscal 2019 was $57.7 million compared to $61.5 million at the end of the third quarter of fiscal 2018.

Capital expenditures for the third quarter of fiscal 2019 totaled approximately $1.5 million.

Fiscal 2019 Outlook

Mr. Hoffman continued, “We are very pleased with the strong momentum in the Vince brand and will continue to advance our strategic growth strategies.  As part of this, we have increased strategic investments planned for the fourth quarter of fiscal 2019 to support our long-term growth objectives.  In addition, we are going through the necessary steps to complete the required SEC financial filings related to the acquisition of Rebecca Taylor and Parker and we will provide updated full year guidance to reflect the acquisition once this process is complete.  Excluding the incremental strategic investments and the impact of tariff cost increases post September 1, 2019, our outlook for the Vince brand in 2019 is consistent with our previous guidance.”

The Company now plans to provide updated guidance for fiscal 2019 to reflect the acquisition of the Rebecca Taylor and Parker businesses by the end of January of 2020. Due to the significance of the in-process accounting procedures relating to the acquisition of Rebecca Taylor and Parker and any potential adjustments therefrom, updating our guidance on a GAAP basis and reconciling the Vince stand-alone guidance provided above will require additional time.  Since the acquisition is a transaction between commonly controlled entities, GAAP requires the retrospective combination of the entities for all periods presented as if the combination had been in effect since the inception of common control. Accordingly, the acquisition will reflect historical balance sheet data for Rebecca Taylor and Parker businesses instead of reflecting the fair market value of their assets and liabilities at the time of acquisition.  As stated in the press release announcing this transaction, the Company expects the acquisition to be dilutive to fiscal 2019 earnings.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to financial results relating to the third quarter and the nine month period of fiscal 2019, adjusted operating income (loss), adjusted income (loss) before income taxes, adjusted income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of one-time acquisition costs related to the Rebecca Taylor and Parker businesses. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned item.  While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

2019 Third Quarter Earnings Conference Call

A conference call to discuss the third quarter results will be held today, December 12, 2019, at 4:30 p.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Executive Vice President and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 235-5655, conference ID 1197910. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary group, consisting of three brands: Vince, Rebecca Taylor, and Parker. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating California-inspired elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear and accessories through 49 full-price retail stores, 15 outlet stores, and its e-commerce site, vince.com as well as premium wholesale channels globally and through its subscription service, Unfold. Rebecca Taylor, founded in 1996 in New York City, is a high-end women’s contemporary lifestyle brand inspired by beauty in the everyday. The Rebecca Taylor collection is available at Rebecca Taylor boutiques and at rebeccataylor.com as well as high-end department and specialty stores worldwide as well is its subscription service. Parker, founded in 2008 in New York City, is a contemporary women’s fashion brand with high perceived value.  The Parker collection is available at parkerny.com as well as high-end department and specialty stores worldwide. Vince Holding Corp. is headquartered in New York. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements under “Fiscal 2019 Outlook” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: the expected effects of the acquisition of Rebecca Taylor and Parker (the “Acquired Businesses”) on the Company; our ability to integrate the Acquired Businesses with Vince, including our ability to retain customers, suppliers and key employees; our ability to realize the benefits of our strategic initiatives; our ability to maintain our larger wholesale partners; the execution and management of our retail store growth plans; our ability to make lease payments when due; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to comply with the obligations under our credit facilities; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to optimize our systems, processes and functions; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to comply with privacy-related obligations; our ability to comply with domestic and international laws, regulations and orders; changes in laws and regulations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; changes in global economies and credit and financial markets; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies;

our current and future licensing arrangements; the extent of our foreign sourcing; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; our reliance on independent manufacturers; seasonal and quarterly variations in our revenue and income; further impairment of our goodwill and indefinite-lived intangible assets; competition; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1214
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)

Condensed Consolidated Statements of Operations

(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Nine Months Ended
	November 2,	November 3,	November 2,	November 3,
	2019	2018	2019	2018
Net sales	$86,404	$83,526	$212,877	$201,168
Cost of products sold	42,862	42,709	106,353	107,096
Gross profit	43,542	40,817	106,524	94,072
as a % of net sales	50.4%	48.9%	50.0%	46.8%
Selling, general and administrative expenses	34,486	31,850	101,253	91,893
as a % of net sales	39.9%	38.2%	47.5%	45.7%
Income from operations	9,056	8,967	5,271	2,179
as a % of net sales	10.5%	10.7%	2.5%	1.1%
Interest expense, net	1,051	2,154	3,075	4,740
Other expense, net	—	78	108	87
Income (loss) before income taxes	8,005	6,735	2,088	(2,648)
Provision (benefit) for income taxes	35	(30)	106	46
Net income (loss)	$7,970	$6,765	$1,982	$(2,694)
Earnings (loss) per share:
Basic earnings (loss) per share	$0.68	$0.58	$0.17	$(0.23)
Diluted earnings (loss) per share	$0.67	$0.57	$0.17	$(0.23)
Weighted average shares outstanding:
Basic	11,679,380	11,621,012	11,660,710	11,619,059
Diluted	11,967,757	11,847,606	11,885,004	11,619,059

Vince Holding Corp. and Subsidiaries	Exhibit (2)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	November 2,	February 2,	November 3,
	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$524	$118	$1,050
Trade receivables, net	32,246	28,896	32,323
Inventories, net	57,749	53,271	61,515
Prepaid expenses and other current assets	8,161	6,317	6,369
Total current assets	98,680	88,602	101,257
Property and equipment, net	22,905	25,156	28,158
Operating lease right-of-use assets	82,655	—	—
Intangible assets, net	76,052	76,501	76,650
Goodwill	41,435	41,435	41,435
Deferred income taxes and other assets	3,195	3,237	3,422
Total assets	$324,922	$234,931	$250,922

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,057	$28,787	$27,053
Accrued salaries and employee benefits	6,906	5,510	6,514
Other accrued expenses	10,900	8,535	9,473
Short-term lease liabilities	16,716	—	—
Current portion of long-term debt	2,750	2,750	2,750
Total current liabilities	66,329	45,582	45,790
Long-term debt	43,469	42,340	58,730
Deferred rent	—	14,636	15,111
Long-term lease liabilities	80,157	—	—
Other liabilities	58,273	58,273	58,273
Stockholders' equity	76,694	74,100	73,018
Total liabilities and stockholders' equity	$324,922	$234,931	$250,922

Vince Holding Corp. and Subsidiaries	Exhibit (3)

Reconciliation of GAAP to Non-GAAP measures

(Unaudited, amounts in thousands)

	For the three months ended November 2, 2019
	As Reported (GAAP)	Cost Associated with Acquisition	As Adjusted (Non-GAAP)

Income from operations	$9,056	$(718)	$9,774
Income before income taxes	8,005	(718)	8,723
Provision for income taxes	35	—	35
Net Income	$7,970	$(718)	$8,688
Earnings per share	$0.67	$(0.06)	0.73	(1)

	For the three months ended November 3, 2018
	As Reported (GAAP)	Cost Associated with Acquisition	As Adjusted (Non-GAAP)

Income from operations	$8,967	$—	$8,967
Income before income taxes	6,735	—	6,735
Benefit for income taxes	(30)	—	(30)
Net Income	$6,765	$—	$6,765
Earnings per share	$0.57	$—	0.57	(2)

	For the nine months ended November 2, 2019
	As Reported (GAAP)	Cost Associated with Acquisition	As Adjusted (Non-GAAP)

Income from operations	$5,271	$(718)	$5,989
Income before income taxes	2,088	(718)	$2,806
Provision for income taxes	$106	—	$106
Net Income	$1,982	$(718)	$2,700
Earnings per share	$0.17	$(0.06)	$0.23	(1)

	For the nine months ended November 3, 2018
	As Reported (GAAP)	Cost Associated with Acquisition	As Adjusted (Non-GAAP)

Income from operations	$2,179	$—	$2,179
Loss before income taxes	(2,648)	—	$(2,648)
Provision for income taxes	$46	—	$46
Net Loss	$(2,694)	$—	$(2,694)
Loss per share	$(0.23)	$—	$(0.23)	(2)
(1)	Based on a weighted-average shares outstanding of 11,967,757 and 11,885,004 for the three and nine months ended November 2, 2019.
(2)	Based on a weighted-average shares outstanding of 11,847,606 and 11,619,059 for the three and nine months ended November 3, 2018.